Contact:

Lightbridge Corporation:	Ogilvy Public Relations:
Gerry Pascale	Greg Jawski
(571) 730-1213	212-880-5353
ir@Ltbridge.com	greg.jawski@ogilvypr.com

Linda Byus
(571) 730-1218
lbyus@ltbridge.com

Lightbridge Corporation Reports 2010 First Quarter Financial Results

MCLEAN, VA,  May 13, 2010 – Lightbridge Corporation (NASDAQ: LTBR), a developer of proprietary nuclear fuel technologies and a leading provider of nuclear energy consulting services to commercial and governmental entities, today reported  revenue of $2.4 million for the three months ended March 31, 2010 compared to $2.9 million in the comparable period a year ago.   Operating loss for the three months ended March 31, 2010 increased slightly to $1.7 million, compared to $1.5 million for the three months ended March 31, 2009.  Excluding the impact of non-cash items, adjusted net loss for the three months ended March 31, 2010 would have been $0.8 million compared to adjusted net income of $0.2 million for the same period in 2009 (see “About Non-GAAP Financial Measures” near the end of this release).

Seth Grae, Lightbridge Chief Executive Officer, commented, “While our revenue reflects year-to-year variation, we continue to make progress on both sides of our business.  On the nuclear consulting services side, we recently entered into a new agreement with another foreign government to evaluate the feasibility of developing and deploying a civil nuclear power program.  Our nuclear fuel development business remains on schedule and we expect to expand our work with AREVA this year. As we’ve indicated previously, in 2010 we plan to address what we believe will be the last significant technical risk until testing and demonstration of fuel bundles in commercial power reactors with the fabrication of a full-length 3-meter metal seed rod.  We anticipate having results from that study in the second half of the year.”

Mr. Grae added, “The level of activity on the legislative front, including the introduction of the Reid-Hatch legislation in the US Senate earlier this year, and ongoing dialogue with foreign countries and leading global energy companies on both sides of our business are key, longer-term developments for Lightbridge.   As these business trends intersect with our fuel development timeline and a growing demand for nuclear expertise, we believe that we’re well positioned to capitalize over the longer-term.”

Discussion of Revenue and Cash Flow

The Company’s operating revenues are derived primarily from the Company’s consulting and strategic advisory services for foreign governments planning to create or expand electricity generation capabilities using nuclear power plants and are used to help fund the continued development of the Company’s nuclear fuel design technology.  Revenues are primarily generated from the five-year consulting contracts in place in the United Arab Emirates (“UAE”) with two separate entities, the Emirates Nuclear Energy Corporation (“ENEC”) and the Federal Authority for Nuclear Regulation (“FANR”).

As of March 31, 2010, the company had approximately $2.0 million of cash and cash equivalents and approximately $4.4 million of working capital. As of December 31, 2009, the company had approximately $4.5 million of working capital.

About Non-GAAP Financial Measures

This press release contains non-GAAP financial measures for earnings that exclude non-cash items. Net income excluding non-cash items is not a measure of performance calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). The Company believes the presentation of net income excluding non-cash expense is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes net income excluding non-cash expense as a means to measure operating performance. The table below reconciles adjusted net income (loss) excluding non-cash expense, a non-GAAP measure, to GAAP net income (loss) for the three months ended March 31, 2010 and March 31, 2009 (Expressed in Thousands of US Dollars).

	Three Months Ended	Three Months Ended
	31-March-10	31-March 09
GAAP Net Income (Loss)	$(1,684)	$(1,522)
Adjustments:
Expense - non-cash employee compensation	860	1,273
Expense - depreciation	7	6
Adjusted Net Income (Loss)	$(817)	$(243)

About Lightbridge Corporation

Lightbridge is a U.S. nuclear energy company based in McLean, VA with operations in Abu Dhabi, Moscow and London. The Company develops non-proliferative nuclear fuel technology and provides comprehensive advisory services for established and emerging nuclear programs based on a philosophy of transparency, non-proliferation, safety and operational excellence. Lightbridge's breakthrough fuel technology is establishing new global standards for peaceful nuclear power and leading the way towards a sustainable energy future. Lightbridge consultants provide integrated strategic advice and expertise across a range of disciplines including regulatory affairs, nuclear reactor procurement and deployment, reactor and fuel technology and international relations. The Company leverages those broad and integrated capabilities by offering services to commercial entities and governments with a need to establish or expand nuclear industry capabilities and infrastructure.

Conference Call

Lightbridge Corporation will host a conference call at 10 a.m. (EST) on Thursday, May 13, 2010.  The call will be available on the Company’s website at www.Ltbridge.com, or by calling (877) 892-6834 for U.S. callers, or +1 (702) 643-9738 for international callers, and entering conference ID: 74619970.

Lightbridge Corporation
 Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$2,000,134	$3,028,791
Restricted cash	652,174	652,174
Accounts receivable - project revenue and reimbursable project costs	2,647,233	2,421,088
Prepaid expenses & other current assets	675,523	574,095
Total Current Assets	5,975,064	6,676,148

Property Plant and Equipment -net	90,608	97,559

Other Assets
Patent costs - net	241,845	241,845
Security deposits	120,487	120,486
Total Other Assets	362,332	362,331

Total Assets	$6,428,004	$7,136,038

LIABILITIES AND STOCKHOLDERS EQUITY

Current Liabilities
Accounts payable and accrued liabilities	$1,575,718	$2,162,221

Total Liabilities	1,575,718	2,162,221

Commitments and contingencies

Stockholders' Equity

Preferred stock, $0.001 par value, 50,000,000 authorized shares, no shares issued and outstanding	-	-

Common stock, $0.001par value, 500,000,000 authorized, 10,168,412 shares issued and outstanding at March 31, 2010 and December 31, 2009	10,168	10,168

Additional paid in capital - stock and stock equivalents	54,836,265	54,108,685

Deficit	(50,407,044)	(48,723,286)

Common stock reserved for issuance, 135,318 and 5,721 shares at March 31, 2010 and 2009, respectively	1,134,264	34,750

Deferred stock compensation	(721,367)	(456,500)
Total Stockholders' Equity	4,852,286	4,973,817

Total Liabilities and Stockholders' Equity	$6,428,004	$7,136,038

Lightbridge Corporation
Unaudited Condensed Consolidated Statements of Operations

	Three Months Ended
	March, 31
	2010	2009
Revenue:

Consulting Revenue	$2,399,132	$2,944,053

Cost of Consulting Services Provided	1,505,490	1,748,518

Gross Margin	893,642	1,195,535

Operating Expenses
General and administrative	2,372,263	2,262,681
Research and development expenses	204,743	453,805
Total Operating Expenses	2,577,006	2,716,486

Operating loss	(1,683,364)	(1,520,951)

Other Income and (Expenses)
Interest income	152	3,028
Other	(546)	(4,538)
Realized gain on marketable securities	0
Total Other Income and Expenses	(394)	(1,510)

Net loss before income taxes	(1,683,758)	(1,522,461)

Income taxes	0	0

Net loss	$(1,683,758)	$(1,522,461)

Net Loss Per Common Share, Basic and diluted	$(0.17)	$(0.15)
Weighted Average Number of shares outstanding for the period used to compute per share data - (prior reporting period restated to reflect 1 for 30 reverse stock split)	10,168,412	10,055,580

LIGHTBRIDGE CORPORATION
  UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2010	2009
Operating Activities:
Net Loss	$(1,683,758)	$(1,522,461)
Adjustments to reconcile net loss from operations to net cash used in operating activities:
Stock based compensation	859,576	1,272,971
Depreciation and amortization	6,951	6,004
Changes in non-cash operating working capital items:
Accounts receivable - fees and reimburseable project costs	(226,145)	1,038,592
Prepaid expenses and other current assets	(101,428)	(387,189)
Accounts payable, accrued liabilities and other current liabilities	116,147	(1,596,398)
Net Cash Used In Operating Activities	(1,028,657)	(1,188,481)

Investing Activities:
Patent costs	0	(16,402)
Net Cash Used In Investing Activities	0	(16,402)

Financing Activities:
Net Cash Provided by (Used In) Financing Activities	0	0

Net Decrease In Cash and Cash Equivalents	(1,028,657)	(1,204,883)

Cash and Cash Equivalents, Beginning of Period	3,028,791	5,580,244

Cash and Cash Equivalents, End of Period	$2,000,134	$4,375,361

Supplemental Disclosure of Cash Flow Information
Cash paid during the year:
Interest paid	$0	$0
Income taxes paid	$0	$266,000

Non-Cash Financing Activity
Grant of Common Stock for Payment of Accrued Liabilities	$703,651	$0